EXHIBIT 10.1

BRIDGE LOAN AGREEMENT BY AND BETWEEN
V2K INTERNATIONAL, INC. AND AMERIVON INVESTMENTS LLC
DATED AS OF JUNE 6, 2008

BRIDGE LOAN AGREEMENT

by and between

V2K International, Inc.

and

Amerivon Investments LLC

Dated as of June 6, 2008

TABLE OF CONTENTS

Page

1.	DEFINITIONS 1
1.1	Agreement 1
1.2	Amerivon 1
1.3	Balance Sheet 1
1.4	Certificate of Designation 1
1.5	Closing 1
1.6	Closing Date 1
1.7	Collateral 1
1.8	Common Stock 1
1.9	Common Stock Equivalents 1
1.10 Company 2
1.11 Company Intellectual Property 2
1.12 Consulting Agreement 2
1.13 Disclosure Schedule 2
1.14 Employee Benefit Programs 2
1.15 ERISA 2
1.16 Event of Default 2
1.17 Hazardous Material 2
1.18 Indemnified Party 2
1.19 Indemnifying Party 2
1.20 Liens 2
1.21 Loan Documents 2
1.22 Note 2
1.23 Registration Rights Agreement 3
1.24 Securities 3
1.25 Securities Act 3
1.26 Securities Laws 3
1.27 Security Agreement 3
1.28 Series A Preferred Stock 3
1.29 Series B Preferred Stock 3
1.30 Series B Preferred Stock Financing 3
1.31 Services Agreement 3
1.32 Shares 3
1.33 Short Sales 3
1.34 Subsidiaries 3
1.35 Voidable Transfer 3

2.	BRIDGE LOAN 4
2.1	Bridge Loan 4
2.2	Delivery by the Company 4
(a)	Note 4

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(b)	Security Agreement 4
(c)	Shares 4
(d)	Registration Rights Agreement 4
(e)	Consulting Agreement 4
(f)	Services Agreement 4
(g)	Certified Articles 4
(h)	Good Standing Certificates 4
(i)	Officers’ Certificate 5
(j)	Secretaries’ Certificate 5
(k)	FIRPTA 5
(l)	Legal Opinion 5
(m)	Fees and Expenses 5
(n)	Other Documents 5
2.3	Fees and Expenses 5
(a)	Fees 5
(b)	Expenses 5
2.4	Closing 6
2.5	Revival 6
2.6	Participation 6

3.	SERIES B PREFERRED STOCK FINANCING. 6
3.1	Option to Purchase Series B Preferred Stock 6
3.2	Purchase of the Series B Preferred Stock 6
3.3	Rights of the Series B Preferred Stock 6
3.4	Extension of Note Maturity 7

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 7
4.1	Organization and Good Standing 7
(a)	The Company 7
(b)	The Subsidiaries 7
4.2	Authorization 7
4.3	No Violation 8
4.4	No Governmental Consent 8
4.5	Capitalization 8
4.6	Subsidiaries 8
4.7	Financial Statements 9
(a)	Annual Financial Statements 9
(b)	Interim Financial Statements 9
4.8	Financial Projections 9
4.9	Tax Returns 9
4.10 Absence of Undisclosed Liabilities 10
4.11 Absence of Certain Changes 10
(a)	Material Adverse Change 10
(b)	No Liens 10
(c)	Purchase or Sale of Assets 10
(d)	Damage to Property 10
(e)	Capital Stock 10
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(f)	Employee Matters 10
(g)	Officers and Key Personnel 11
(h)	Payment of Material Lien or Liability 11
(i)	Guarantee 11
(j)	Insider Loans 11
(k)	Accounting and Other Practices 11
(l)	Loss of Customer or Supplier 11
(m) Termination of Material Contract 11
(n)	Royalty Agreements 11
(o)	Fixed Price or Volume Agreements 11
(p)	Material Transactions 11
(q)	Amendment of Articles or Bylaws 12
(r)	Agreements 12
4.12 Accounts Receivable 12
4.13 Accounts Payable 12
4.14 Inventory 12
4.15 Transactions with Affiliates 12
4.16 Properties 13
4.17 Certain Contracts and Arrangements 13
4.18 Intellectual Property 14
(a)	The Company Intellectual Property 14
(b)	Ownership of Company Intellectual Property 15
(c)	Registration of Company Intellectual Property 15
(d)	No Infringement Action 15
(e)	No Infringement 15
(f)	No Notice of Infringement 15
(g)	No Employee Ownership 15
(h)	No Infringement by Others 15
(i)	Trade Secrets 15
(j)	Confidential Information 15
4.19 Litigation 16
4.20 Labor Matters 16
4.21 Permits; Compliance with Laws 16
4.22 Employee Benefit Programs 16
(a)	Employee Benefit Programs 16
(b)	Qualified Employee Benefit Programs 17
4.23 Insurance Coverage 17
4.24 No Broker 18
4.25 Environmental Matters 18
4.26 Customers, Distributors, and Partners 18
4.27 Suppliers 18
4.28 Warranty and Related Matters 18
4.29 Illegal Payments 19
4.30 Solvency 19
4.31 Government Contracts 19
4.32 Directors and Officers 19
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4.33 Private Sale of Securities 20
4.34 Disclosure 20

5.	REPRESENTATIONS AND WARRANTIES OF AMERIVON 20
5.1	Organization and Good Standing 20
5.2	Authorization 20
5.3	No Violation 20
5.4	Securities Laws 20
5.5	Short Sales and Confidentiality Prior to the Date Hereof 21

6.	PRE-CLOSING COVENANTS 21
6.1	Business in the Ordinary Course 21
6.2	Conditions Precedent 21

7.	CLOSING CONDITIONS 21
7.1	Closing Conditions of Amerivon 21
(a)	Representations and Warranties True 21
(b)	Covenants Performed 21
(c)	No Material Adverse Changes 21
(d)	No Default 22
(e)	No Litigation 22
(f)	Broker Agreement 22
(g)	Financing 22
(h)	Certificate of Designation 22
(i)	Delivery 22
7.2	Closing Conditions of the Company 22
(a)	Representations and Warranties True 22
(b)	Purchase Price 22
7.3	Termination 22

8.	POST-CLOSING COVENANTS OF THE COMPANY 23
8.1	Preservation of Existence 23
8.2	Transfer of Assets 23
8.3	No Cash Payments or Other Transfers To Shareholders 23
8.4	Additional Indebtedness 23
8.5	Loans 23
8.6	Liens and Encumbrances 24
8.7	Access to Books and Inspection 24
8.8	Accountant-Generated Information 24
8.9	Insurance 24
8.10 Change in Nature of Business 24
8.11 Notices 24
8.12 Reporting Covenants 24
(a)	Annual Financial Statements 24
(b)	Monthly Financial Statements 25
(c)	No Event of Default 25
(d)	Annual Budget 25
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(e)	Notice of and Event of Default 25
(f)	Other Financial Information 25
8.13 Maintenance of Company Intellectual Property 25
8.14 Performance of Loan Documents 25
8.15 After-Acquired Real Property 25
8.16 Consulting and Services Agreements 26

9.	POST-CLOSING COVENANTS OF AMERIVON 26
9.1	Short Sales and Confidentiality After the Closing Date 26
9.2	Lock-Up 26

10.	INDEMNIFICATION 26
10.1 Survival of Representations and Warranties 26
10.2 Indemnification by the Company 27
10.3 Indemnification by Amerivon 27
10.4 Notice 27
10.5 Claim Not Involving a Third Party 28
10.6 Claim Involving a Third Party 28

11.	EVENTS OF DEFAULT 28
11.1 Events of Default 28
(a)	Failure to Pay 28
(b)	Breach of Covenant 28
(c)	Uncured Breach 28
(d)	Representation Untrue 28
(e)	Voluntary Bankruptcy 29
(f)	Involuntary Bankruptcy 29
(g)	Dissolution 29
(h)	Suspension of Business 29
(i)	Material Adverse Change 29
(j)	Material Impairment 29
(k)	Destruction or Damage to the Collateral 29
(l)	Attachment 29
(m)	Judgment 29
(n)	Default of Material Agreement 29
(o)	Material Misrepresentation 30
(p)	Loan Documents 30

12.	GENERAL PROVISIONS 30
12.1 Amendment 30
12.2 Waiver 30
12.3 Notices 30
12.4 Successors and Assigns 31
12.5 Law Governing 31
12.6 Attorneys’ Fees 31
12.7 Counterparts 31
12.8 Severability of Provisions 31
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12.9 Integration 31
12.10	Expenses 32
12.11	No Third Party Beneficiaries 32
12.12	Further Assurances 32
12.13	Relationship Between the Company and Amerivon 32
12.14	Arbitration 32
12.15	Construction 33

SIGNATURE PAGE                                                                                               34

SCHEDULES AND EXHIBITS                                                                             35

SCHEDULE 3.2                                                                                                      36

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BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement (the “Agreement”) is made and entered into as of the 6th day of June, 2008, by and between V2K International, Inc., a Colorado corporation (the “Company”), and Amerivon Investments LLC, a Nevada limited liability company (“Amerivon”).

RECITALS

Amerivon desires to make a $1.6 million bridge loan to the Company and the Company desires to borrow such amount from Amerivon, and the Company desires to give Amerivon the option to purchase up to $5 million in preferred stock from the Company, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.  DEFINITIONS.  The following terms when used with initial capital letters shall have the following defined meanings, unless expressly indicated otherwise:

1.1  Agreement.  This Bridge Loan Agreement, including all exhibits and schedules hereto.

1.2  Amerivon.  Amerivon Investments LLC, a Nevada limited liability company.

1.3  Balance Sheet.  The audited, year-end consolidated balance sheets of the Company as at September 30, 2007.

1.4  Certificate of Designation.  The Certificate of Designation of the Rights, Preferences, and Privileges of the Series A Preferred Stock and the Series B Preferred Stock in substantially the form as set forth in Exhibit G attached hereto and incorporated herein by this reference.

1.5  Closing.  The consummation of the purchase and sale of the Securities.

1.6  Closing Date.  The date of the Closing.

1.7  Collateral.  The collateral pledged pursuant to the Security Agreement.

1.8  Common Stock.  The Company’s common stock, par value $0.001 per share.

1.9  Common Stock Equivalents.  Shares of Common Stock, any securities of the Company that are substantially similar to the Common Stock, any securities convertible into or exercisable or exchangeable for Common Stock, and any shares of Common Stock that may be deemed to be beneficially owned by Amerivon in accordance with the rules and regulations of the Securities and Exchange Commission.

1.10  Company.  V2K International, Inc., a Colorado corporation.

1.11  Company Intellectual Property.  All of the items described in Section 4.18(a), whether or not listed in Schedule 4.18 of the Disclosure Schedule.

1.12  Consulting Agreement.  That certain Consulting Agreement, dated as of the date hereof, by and between Amerivon and the Company in substantially the form as set forth in Exhibit D attached hereto and incorporated herein by this reference.

1.13  Disclosure Schedule.  The schedule attached hereto pursuant to Section 4 that identifies the exceptions and limitations to the representations and warranties of the Company.

1.14  Employee Benefit Programs.  All employee benefit plans within the meaning of Section 3(3) of ERISA, fringe benefit, stock option, equity-based compensation, phantom stock, bonus, or incentive plans, severance pay policies or agreements, retirement, pension, profit sharing, or deferred compensation plans or agreements, and all similar plans, agreements, and arrangements providing monetary and non-monetary compensation or rights to employees or non-employee directors.

1.15  ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

1.16  Event of Default.  As set forth in Section 11.1.

1.17  Hazardous Material.  Any oil, petroleum, petroleum product, asbestos, toxic substance, pollutant, contaminant, hazardous waste, hazardous substance, or hazardous material as defined or set forth in any federal or applicable state environmental or hazardous material law, rule, or regulation.

1.18  Indemnified Party.  The party or persons being indemnified pursuant to Section 10.

1.19  Indemnifying Party.  The party providing indemnification pursuant to Section 10.

1.20  Liens.  All security interests, encumbrances, mortgages, deeds of trust, hypothecations, and other liens, including but not limited to liens of attachment, judgment, and execution.

1.21  Loan Documents.  This Agreement and all of the agreements and documents to be delivered by the Company pursuant to Section 2.2 other than agreements, documents, and instruments to which the Company or one or more of its officers is not a party, signatory, or issuer.

1.22  Note.  That certain Secured Bridge Note, dated as of the Closing Date,  issued by the Company and each Subsidiary to Amerivon in the original principal amount of One Million Six Hundred Thousand Dollars ($1,600,000) in substantially the form as set forth in Exhibit A attached hereto and incorporated herein by this reference.

1.23  Registration Rights Agreement.  That certain Registration Rights Agreement, dated as of the Closing Date, by and between Amerivon and the Company in substantially the form as set forth in Exhibit C attached hereto and incorporated herein by this reference.

1.24  Securities.  The Note and the Shares, and any shares of Common Stock issued on conversion thereof.

1.25  Securities Act.  The Securities Act of 1933, as amended.

1.26  Securities Laws.  The Securities Act and the rules and regulations promulgated thereunder, and all applicable state securities laws and the rules and regulations promulgated thereunder.

1.27  Security Agreement.  That certain Security Agreement, dated as of the Closing Date, by and among Amerivon, the Company, and each Subsidiary in substantially the form as set forth in Exhibit B attached hereto and incorporated herein by this reference.

1.28  Series A Preferred Stock.  The Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

1.29  Series B Preferred Stock.  The Company’s Series B Convertible Preferred Stock, par value $0.001 per share.

1.30  Series B Preferred Stock Financing.  The purchase of shares of Series B Preferred Stock as set forth in Section 3.

1.31  Services Agreement.  That certain Services Agreement, dated as of the date hereof, by and between Amerivon and the Company in substantially the form as set forth in Exhibit E attached hereto and incorporated herein by this reference.

1.32  Shares.  The one million six hundred thousand  (1,600,000) shares of Series A Preferred Stock to be issued to Amerivon pursuant to Section 2.3.

1.33  Short Sales.  The same definition as set forth in Rule 200 of Regulation SHO, promulgated under the Securities Exchange Act of 1934.

1.34  Subsidiaries.  Marketing Source International LLC, a Colorado limited liability company, V2K Manufacturing, Inc., a Colorado corporation, V2K Technology, Inc., a Colorado corporation, and V2K Window Fashions, Inc., a Colorado corporation, each of which is a “Subsidiary.”

1.35  Voidable Transfer.  Any incurrence of debt, payment of money, or transfer of property made to Amerivon by or on behalf of the Company that is declared to be “voidable” or “avoidable” within the meaning of any federal or state law relating to creditor’s rights, including, without limitation, a fraudulent conveyance, preference, or otherwise voidable or recoverable payment of money or transfer of property, in whole or in part, for any reason under the Bankruptcy Code or any other federal or state law.

2.  BRIDGE LOAN.

2.1  Bridge Loan.  Subject to the terms and conditions of this Agreement, subject to compliance with federal and all applicable state securities laws, and in reliance upon the Company’s representations, warranties, and covenants set forth herein, at the Closing Amerivon shall purchase the Note from the Company and the Subsidiaries, and the Company and the Subsidiaries shall issue and sell the Note to Amerivon.  The purchase price for the Note shall be One Million Six Hundred Thousand Dollars ($1,600,000).  Amerivon shall pay the purchase price, less applicable fees and expenses as set forth in Section 2.3, by wire transfer or other form of payment acceptable to the parties.

2.2  Delivery by the Company.  At or prior to the Closing, the Company shall deliver the following to Amerivon:

(a)  Note.  The Note duly executed by the Company and each Subsidiary;

(b)  Security Agreement.  The Security Agreement duly executed by the Company and each Subsidiary;

(c)  Shares.  The certificate for the Shares duly executed by the Company;

(d)  Registration Rights Agreement.  The Registration Rights Agreement duly executed by the Company.

(e)  Consulting Agreement.  The Consulting Agreement duly executed by the Company.

(f)  Services Agreement.  The Services Agreement duly executed by the Company;

(g)  Certified Articles.  A copy of the Company’s Articles of Incorporation, as amended, including but not limited to the Articles of Amendment containing the Certificate of Designation, certified by the Colorado Secretary of State, and a copy of the Articles of Incorporation, Articles of Organization, or similar organizational document for each Subsidiary, certified by the Secretary of State of the jurisdiction in which such Subsidiary is incorporated or organized;

(h)  Good Standing Certificates.  The following certificates: (i) a certificate issued by the Colorado Secretary of State as to the legal existence and good standing of the Company in Colorado, (ii) a certificate issued by the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification and good standing, (iii) a certificate issued by the Secretary of State of each jurisdiction in which a Subsidiary is incorporated or organized as to the legal existence and good standing of such Subsidiary in such state, and (iv) a certificate issued by the Secretary of State (or similar authority) of each jurisdiction in which a Subsidiary has qualified to do business as a foreign corporation or entity (or is required to be so qualified) as to such foreign qualification and good standing;

(i)  Officers’ Certificate.  A certificate, dated as of the Closing Date, executed by the Company’s Chief Executive Officer and Chief Financial Officer, satisfactory in form and substance to Amerivon and its legal counsel, certifying that (i) all of the representations and warranties of the Company set forth in Section 4 are true and correct as of the Closing Date, (ii) all covenants of the Company set forth in Section 6 have been performed, and (iii) all conditions to the obligations of Amerivon contained in Section 7.1 have been fulfilled.

(j)  Secretaries’ Certificate.  A certificate duly executed by the Secretary of the Company and each Subsidiary certifying (i) a true and correct copy of the Bylaws or Operating Agreement of the Company and each Subsidiary, (ii) true and correct copies of resolutions or consent actions taken by Board of Directors or managers of the Company and each Subsidiary authorizing the appropriate officers to execute and deliver the Loan Documents and all agreements, documents, and instruments executed by the Company and the Subsidiaries pursuant hereto, and to consummate the transactions contemplated herein and therein, and (iii) the names of the officers of the Company and each Subsidiary authorized to sign the Loan Documents and the other agreements, documents, and instruments executed by the Company or Subsidiary pursuant hereto, together with the true signatures of such officers;

(k)  FIRPTA.  A non-foreign affidavit as provided in Section 1445(b)(2) of the Internal Revenue Code for the Company and each Subsidiary;

(l)  Legal Opinion.  A legal opinion from the Company’s legal counsel containing the opinions as set forth in Exhibit F attached hereto and incorporated herein by this reference;

(m)  Fees and Expenses.  Amerivon has received the fees and the expenses as set forth in Section 2.3; and

(n)  Other Documents.  All other documents, instruments, and certificates as Amerivon may reasonably request or as may be required pursuant to this Agreement, in each case duly executed and delivered by the Company.

2.3  Fees and Expenses.

(a)  Fees.  The Company shall issue the Shares to Amerivon as a loan fee.  The Company also shall pay Amerivon Three Hundred Five Thousand Dollars ($305,000) for consulting fees under the Consulting Agreement, which amount Amerivon may deduct from the amount of the purchase price payable to the Company.

(b)  Expenses.  The Company shall reimburse Amerivon for its reasonable actual out-of-pocket fees and expenses (including legal, due diligence, accounting, and investment banking fees and expenses) incurred in connection with the purchase of the Note, in an amount not to exceed Fifty Thousand Dollars ($50,000).  Amerivon may deduct the actual amount of the expenses from the amount of the purchase price payable to the Company.  For any out-of-pocket fees and expenses incurred in connection with the purchase of the Note that are not reimbursed at the closing, Amerivon shall submit a written statement to the Company and the Company shall promptly reimburse Amerivon for such fees and expenses.

2.4  Closing.  The Closing shall occur on June 26, 2008, or on such other date as the parties may agree.

2.5  Revival.  In the event of any Voidable Transfer and Amerivon is required to repay or restore any Voidable Transfer or the amount or any portion thereof, or upon the advice of its counsel is advised to do so, then, as to any such amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of Amerivon related thereto), the liability of the Company and the Subsidiaries shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

2.6  Participation.  The Company acknowledges and agrees that Amerivon intends to sell participation interests in the Securities.  The Company agrees that, on compliance with the Securities Laws, Amerivon may transfer all or any portion of the Note, the Shares, or the shares of Common Stock issuable on conversion of the Note or the Shares to the participants.

3.  SERIES B PREFERRED STOCK FINANCING.

                              3.1  Option to Purchase Series B Preferred Stock.  The Company hereby grants Amerivon the option to purchase all or any portion of five million (5,000,000) shares of Series B Preferred Stock at the exercise price of One Dollar ($1.00) per share.  Amerivon may exercise the option at any time and from time to time by giving written notice to the Company on or prior to six (6) months from the date hereof.  Amerivon may assign all or any portion of the option to affiliated companies or its co-investment entities.

3.2  Purchase of the Series B Preferred Stock.  Amerivon shall purchase the Series B Preferred Stock pursuant to a purchase agreement containing terms, conditions, representations, warranties, and indemnities as are customary in an investment of this type, with a registration rights agreement providing for two demand and incidental registration rights, a lock-up agreement providing that the current management of the Company will not sell any shares of the Company for a twelve (12)-month period after the date on which Amerivon purchases all or any portion of the Series B Preferred Stock, which lock-up will not be applicable to the shares of Common Stock listed in Schedule 3.2 attached hereto, and such other terms, conditions, documents, and agreements as Amerivon may reasonably require. The registration rights agreement will also require the Company to pay Amerivon liquidated damages of two percent (2%) of the amount paid by Amerivon in purchasing all or any portion of the Series B Preferred Stock per each thirty (30)-day period or part thereof for any registration default, such damages being paid either in cash or, at the Company’s option, in shares of Common Stock valued at eighty-five percent (85%) of the average closing trading price for the ten (10) trading days immediately preceding the month end for which such penalty is payable, provided that such shares are fully registered for resale by Amerivon.  On satisfaction of the conditions set forth in the purchase agreement, the Company and Amerivon shall complete the purchase and sale of the Series B Preferred Stock within sixty (60) days after the Company receives the notice from Amerivon for the purchase and sale of the Series B Preferred Stock.

3.3  Rights of the Series B Preferred Stock.  The Series B Preferred Stock will have the rights, preferences, and privileges as set forth in the Certificate of Designation.

3.4  Extension of Note Maturity.  If Amerivon does not notify the Company that it will exercise its option to purchase all five million (5,000,000) shares of Series B Preferred Stock within one hundred fifty (150) days of the Closing Date, then the maturity date of the Note shall be extended for an additional ninety (90) days.

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Subject to the exceptions and limitations set forth in the Disclosure Schedule, which identifies exceptions and limitations by specific section reference, the Company hereby represents and warrants to Amerivon, as of the date hereof and as of the Closing Date, as follows (except where the context indicates otherwise, each reference to the Company in this Section 4 includes each of the Subsidiaries):

4.1  Organization and Good Standing.

(a)  The Company.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with the corporate power to own its properties and carry on its businesses as they are now being conducted.  The Company is qualified to conduct business in every state in which it is required to be qualified to conduct business.  The Company has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the Loan Documents and to consummate the transactions contemplated herein and therein.  The Company is not in violation of any term of its Articles of Incorporation or Bylaws.  The Company’s organizational number issued by the Colorado Secretary of State is 20061109378.

(b)  The Subsidiaries.  Each Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, with the power to own its properties and carry on its businesses as they are now being conducted.  Each Subsidiary is qualified to conduct business in every state in which it is required to be qualified to conduct business.  Each Subsidiary has the requisite power and authority to execute, deliver, and perform the Loan Documents to which it is a party and to consummate the transactions contemplated therein.  No Subsidiary is in violation of any term of its organizational documents.  The true and correct name, state of incorporation or organization, and organizational number issued by the Secretary of State of the state of incorporation or organization of each Subsidiary is set forth below.

     Name                                                        State                                     Organizational Number

Marketing Source International LLC                     Colorado                                            20071170890
V2K Manufacturing, Inc.                                         Colorado                                           19941105773
V2K Technology, Inc.                                              Colorado                                           20061269371
V2K Window Fashions, Inc.                                    Colorado                                           19961097423

4.2  Authorization.  The execution, delivery, and performance of the Loan Documents and the consummation of the transaction contemplated herein and therein have been duly and validly authorized by all necessary action on the part of the Company and each Subsidiary.  The Loan Documents have been duly and validly executed and delivered by the Company and each Subsidiary, and constitute the legal, valid, and binding obligations of the Company and each Subsidiary, enforceable against the Company and each Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, and other laws affecting the enforcement of creditors’ rights generally.

4.3  No Violation.  The execution and delivery of the Loan Documents does not and the performance of the Loan Documents and the consummation of the transactions contemplated herein and therein will not conflict with, violate, or cause a breach of or default under (or an event which with notice and/or lapse of time would become a default) the provisions of the Company’s Articles of Incorporation or Bylaws, the organizational documents of any Subsidiary, or any note, indenture, agreement, or other instrument to which the Company or any Subsidiary is a party or by which its properties are bound.

4.4  No Governmental Consent.  The execution and delivery of the Loan Documents does not and performance of the Loan Documents and the consummation of the transactions contemplated therein and therein will not conflict with or violate any federal, state, or local law or regulation, any order, judgment, or decree of any court, administrative agency, or governmental authority, or any license or permit from any federal, state, or local governmental authority applicable to the Company.  The execution and delivery of the Loan Documents does not and performance of the Loan Documents and the consummation of the transactions contemplated herein and therein will not require any approval, consent, authorization, or permit from or any filing with any federal, state, or local governmental authority.

4.5  Capitalization.  The Company’s authorized capital stock consists of one hundred million (100,000,000) shares of Common Stock, of which thirty-one million, four hundred sixty-seven thousand, three hundred thirty-six (31,467,336) shares are issued and outstanding, and ten million (10,000,000) shares of preferred stock, of which one million six hundred thousand (1,600,000) shares have been designated as Series A Preferred Stock and five million (5,000,000) shares have been designated as Series B Preferred Stock, and no shares of any series of preferred stock are issued or outstanding.  All of the issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.  The Company has issued options and warrants exercisable to purchase thirty-three million, six hundred sixty-eight thousand, eight hundred sixty (33,668,860) shares of Common Stock, each of which is listed in Section 4.5 of the Disclosure Schedule, and except for such options and warrants listed in Section 4.5 of the Disclosure Schedule, there are no outstanding options, employee stock options, warrants, convertible securities, agreements, contracts, calls, or commitments of any character that would require the Company to issue any capital stock.  There are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale, or redemption of any capital stock by the Company.  The Shares and all shares of Common Stock to be issued on conversion of the Shares and the Note will be duly authorized, validly issued, fully paid, and nonassessable, and will not be issued in violation of any preemptive right.  The Company has duly and validly authorized and reserved sufficient shares of Common Stock for issuance on conversion of the Shares and the Note.  The Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three (3) years.

4.6  Subsidiaries.  Other than as set forth in Section 4.1(b), the Company does not have any other subsidiary and does not own, directly or indirectly, any voting or equity interest in any corporation, partnership, limited liability company, joint venture, company, entity, or any other business enterprise of any nature.

4.7  Financial Statements.  The Company has delivered to Amerivon and included in Section 4.7 of the Disclosure Schedule copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and are consistent with the Company’s books and records, and nothing has come to the attention of the Company since the date of any of such financial statements that would indicate that such financial statement was not true and correct in all material respects as of its applicable date:

(a)  Annual Financial Statements.  The consolidated balance sheets of the Company as at September 30, 2006 and 2007,  as audited by Gordon, Hughes & Bank, LLP, each of which presents fairly as of its date the financial condition and assets and liabilities of the Company, together with consolidated statements of operations, cash flows, and stockholders’ equity of the Company for the years ended September 30, 2006 and 2007, which present fairly the results of operations of the Company for the periods indicated; and

(b)  Interim Financial Statements.  The consolidated balance sheet of the Company as at March 31, 2008, which presents fairly as of its date the financial condition and assets and liabilities of the Company, together with consolidated interim statements of operations and cash flows of the Company for the six (6) months ended March 31, 2008, which present fairly the results of operations of the Company for the period indicated.

4.8  Financial Projections.  The financial projections that the Company previously provided to Amerivon represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions that were believed in good faith to be reasonable when made and continue to be reasonable on the date hereof; provided that the foregoing is not a guarantee that such projections will be achieved.

4.9  Tax Returns.  The Company has prepared and timely filed with the appropriate federal, state, county, or local tax authority all income, excise, sales, real or personal property, employment, and all other tax returns required to be filed by it under all applicable laws and regulations, which returns were true, complete, and correct, and the Company has paid all taxes, interest, and penalties required to be paid through the date hereof, whether or not disputed.  The provisions for taxes set forth on the Balance Sheet are sufficient for the payment of all accrued and unpaid taxes of the Company (including any penalties or interest payable in respect of such taxes), whether or not disputed, for the period ended on the date hereof, and for all fiscal years prior thereto.  All such taxes and other assessments and levies that the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities or will be paid when due.  The Company’s income tax returns have not been audited by the Internal Revenue Service or any taxing authority for all years open for assessment, and neither the Internal Revenue Service nor any other taxing authority has notified the Company of any audit or any tax deficiency for any prior tax year that has not been fully resolved and paid.  The Company has not executed or filed with the Internal Revenue Service or any other taxing authority an agreement extending the period for the assessment or collection of any tax, or an agreement to have the provisions of former Section 341(f) of the Internal Revenue Code of 1986, as amended, applied to it.  The Company is not a party to any tax allocation or sharing arrangement.  The Company is not a party to any contract, agreement, plan, or arrangement covering any of its employees or former employees, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 162 or 280G of the Internal Revenue Code (or any corresponding provision of state or local tax law).  Except for consolidated income tax returns with the Subsidiaries, the Company has never been a member of an affiliated group of corporations filing a combined federal income tax return.  The Company does not have any liability for any taxes of any other person or entity except for the Subsidiaries.

4.10  Absence of Undisclosed Liabilities.  The Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent, asserted, unasserted, known or unknown, or otherwise, except liabilities or obligations (i) stated or adequately reserved against in the Balance Sheet, (ii) arising from commitments incurred in the ordinary course of business of types and amounts consistent with past experience after the date of the Balance Sheet, or (iii) that are not material to the Company.

4.11  Absence of Certain Changes.  Since September 30, 2007, the Company has conducted its business only in the ordinary course and consistent with past practice, and there has not been any of the following:

(a)  Material Adverse Change.  Any event, action, omission, or other development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the Company or its business, results of operations, assets, or financial condition;

(b)  No Liens.  Any Lien or other claim on any of the properties or assets of the Company, other than purchase money Liens in amounts that do not exceed Twenty Thousand Dollars ($20,000) and Liens that do not materially detract from the value or materially interfere with any present or intended use of such properties or assets;

(c)  Purchase or Sale of Assets.  Any purchase, sale, or other disposition, or any agreement or other arrangement for the purchase, sale, or other disposition, of any properties or assets by the Company involving the payment or receipt of more than Twenty Thousand Dollars ($20,000), other than the purchase and sale of inventory in the ordinary course of business consistent with past practice;

(d)  Damage to Property.  Any damage, destruction, or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the Company or its business, results of operations, assets, or financial condition;

(e)  Capital Stock.  Any change in the authorized, issued, or outstanding capital stock of the Company; any granting of any stock option or right to purchase shares of capital stock or any issuance of any security convertible into shares of capital stock of the Company; any purchase, redemption, retirement, or other reacquisition of any share of capital stock by the Company; any agreement to do any of the foregoing; or any declaration, setting aside, or payment of any stock dividend or other distribution of the capital stock of the Company;

(f)  Employee Matters.  Any material labor trouble or any claim of unfair labor practices involving the Company, any change in excess of Ten Thousand Dollars ($10,000) in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to employees in accordance with their respective usual practices, or any material bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation, severance arrangement, or employee benefit plan with respect to such persons or the material amendment of any of the foregoing;

(g)  Officers and Key Personnel.  Any resignation, termination, or removal of any officer or key person of the Company, any material loss of personnel of the Company, or any material change in the terms and conditions of the employment of the Company’s officers or key persons;

(h)  Payment of Material Lien or Liability.  Any payment or discharge of a material Lien or liability of the Company that was not shown on the Balance Sheet, other than Liens and liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice;

(i)  Guarantee.  Any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of other person or entity, or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any account receivable in excess of Twenty Thousand Dollars ($20,000);

(j)  Insider Loans.  Any obligation or liability incurred by the Company to any of its officers, directors, shareholders, or employees, or any loans or advances made by the Company to any of its officers, directors, shareholders, or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business consistent with past practice;

(k)  Accounting and Other Practices.  Any change in the Company’s accounting principles, methods, practices, or practices, collection policies, pricing policies, or payment policies;

(l)  Loss of Customer or Supplier.  Any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor, or account of the Company;

(m)  Termination of Material Contract.  Any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

(n)  Royalty Agreements.  Any arrangements relating to any royalty or similar payment based on the revenues, profits, or sales volume of the Company;

(o)  Fixed Price or Volume Agreements.  Any transaction or agreement involving fixed price terms or fixed volume arrangements;

(p)  Material Transactions.  Any other material transaction entered into by the Company other than purchases and sales of inventory in the ordinary course of business consistent with past practice;

(q)  Amendment of Articles or Bylaws.  Any amendment to the Company’s Articles of Incorporation, other than the Articles of Amendment containing the Certificate of Designation, or Bylaws; or

(r)  Agreements.  Any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in Sections 4.11(a) through (q).

4.12  Accounts Receivable.  All of the accounts and notes receivable of the Company are valid and enforceable claims, are subject to no set-off or counterclaim and are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Balance Sheet, which reserve is in accordance with generally accepted accounting principles.  Since the date of the Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner that is consistent with past practice and has not accelerated any such collections.  The Company does not have any accounts receivable or notes receivable from any person or entity that is affiliated with the Company or its directors, officers, employees, or shareholders.  Since September 30, 2007, the Company has not (i) experienced returns of products previously sold or distributed to any customer or retailer, (ii) offered credits to any customer or retailer against future orders of products or services from any such customer or retailer, or (iii) provided any products or services to any customer or retailer free of charge, such that the instances of all returns, credits and other transactions described by clauses (i), (ii), and (iii) exceeded Twenty Thousand Dollars ($20,000) in the aggregate.

4.13  Accounts Payable.  All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment.  Since the date of the Balance Sheet, the Company has paid its accounts payable in the ordinary course of its business and in a manner that is consistent with past practice.  The Company does not have any account payable to any person or entity that is affiliated with the Company or its directors, officers, employees, or shareholders.

4.14  Inventory.  All of the Company’s inventory items are of a quality and quantity salable in the ordinary course of its business at profit margins consistent with Company’s past practices.  The values of the inventory stated in the Balance Sheet reflect the normal inventory valuation policies of the Company and were determined in accordance with generally accepted accounting principles consistently applied.  Purchase commitments for raw materials and parts are not in excess of normal requirements, and none are at prices materially in excess of then current market prices.  Since the date of the Balance Sheet, no inventory items, except for sales samples, product replacement, and disposals, in each case, in an immaterial amount, have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Company’s past practices, and all sales commitments made for the Company’s products are at prices not less than inventory values plus selling expenses and said profit margins.

4.15  Transactions with Affiliates.  There are no loans, leases, or other agreements or transactions between the Company or any Subsidiary on the one hand and any present or former shareholder, director, officer, or employee of the Company, or any member of any such officer’s, director’s, employee’s, or shareholder’s immediate family, or any person or entity controlled by or controlling such officer, director, employee, or shareholder or his or her immediate family, on the other hand.  No present or former shareholder, director, officer, or employee of the Company or any

Subsidiary, any of their respective spouses or family members, or any person or entity controlled by or controlling such officer, director, employee, or shareholder or his or her immediate family, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, or supplier of the Company or any organization that has a material contract or arrangement with the Company.

4.16  Properties.  The Company has good, valid, and (if applicable) marketable title to all assets material to its business and to those assets reflected on the Balance Sheet or acquired by it after the date thereof (except for (a) properties disposed of since that date in the ordinary course of business consistent with past practice and not in violation of this Agreement, and (b) immaterial assets that have been disposed of in the ordinary course of business consistent with past practice), free and clear of all Liens and claims of any type whatsoever, except for (i) Liens not yet due and payable, (ii) purchase money Liens in amounts that do not exceed Twenty Thousand Dollars ($20,000), and (iii) Liens that do not materially detract from the value or materially interfere with any present or intended use of such properties or assets.  All equipment included in such properties that is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the property subject to the lease.  As of the date of this Agreement, the property and assets of the Company are sufficient for the conduct of its business as conducted as of the date of this Agreement.

4.17  Certain Contracts and Arrangements.  Except as set forth in Section 4.17 of the Disclosure Schedule, the Company is not a party or subject to or bound by:

(a)           Any contract or agreement involving a potential commitment or payment by the Company in excess of Twenty Thousand Dollars ($20,000), other than purchase orders or invoices for the purchase and sale of inventory (but including any contract or arrangement underlying any of such purchase orders or invoices);

(b)           any material contract, lease, or agreement that is not cancelable by the Company without penalty on not less than ninety (90) days notice;

(c)           any contract containing covenants limiting in any respect the freedom of the Company to compete in any line of business or with any other person or entity;

(d)           any contract or agreement relating to the licensing, distribution, development, purchase, sale, or servicing of any of the intellectual property of the Company;

(e)           any indenture, mortgage, promissory note, loan agreement, guaranty. or other agreement or commitment for borrowing or any pledge or security arrangement;

(f)           any stock redemption or purchase agreement or other agreement affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any shareholder of the Company or any other person or entity that includes anti-dilution rights, registration rights, voting arrangements, operating covenants, or similar provisions;

(g)           any pension, profit sharing, retirement, or stock option plan;

(h)           any royalty, dividend, or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(i)           any joint venture, partnership, manufacturer, development, or supply agreement or other agreement that involves a sharing of revenues, profits, losses, costs, or liabilities by the Company with any other person or entity;

(j)           any acquisition, disposition, merger, or similar transaction agreement;

(k)           any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

(l)           any contract with any governmental entity (other than contracts for the provision of municipal-utility or similar services under which a governmental entity is the provider of goods or services); or

(m)         any other material contract.

True and correct copies of each written item referred to in Section 4.17 of the Disclosure Schedule have been previously provided to Amerivon.  All such contracts, agreements, leases, and instruments are valid and are in full force and effect and constitute legal, valid, and binding obligations of the Company and the other parties thereto, and are enforceable in accordance with their respective terms.  The Company has not received any notice or threat to terminate any such contract, agreement, lease, or instrument, which termination, individually or in the aggregate, is reasonably expected to have a material adverse effect on the Company or its business, results of operations, assets, or financial condition.  Neither the Company nor any other party is in material default in complying with any provisions of any such contract, agreement, lease, or instrument, or any other contract, agreement, lease, or instrument, and no condition or event or fact exists that, with notice, lapse of time or both, could constitute a material default thereunder on the part of the Company or any other party.

4.18  Intellectual Property.

(a)  The Company Intellectual Property.  Section 4.18 of the Disclosure Schedule contains a complete and accurate list of all (i) patents, patent applications, patent rights, inventions, discoveries, and invention disclosures (whether or not patented) owned or used by the Company and material to the conduct of the Company’s business as currently being conducted and as intended to be conducted, (ii) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration owned or used by the Company and material to the conduct of the Company’s business as currently being conducted and as intended to be conducted, and (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation, and all copyright registrations and applications, and all derivatives, translations, adaptations, and combinations of the above owned or used by the Company and material to the conduct of the Company’s business as currently being conducted and as intended to be conducted.

(b)  Ownership of Company Intellectual Property.  The Company exclusively owns or possesses adequate and enforceable rights to use, without payment to any other person or entity, all of the Company Intellectual Property necessary for the operation of the Company’s business as currently being conducted and as intended to be conducted, free and clear of all Liens and claims of any type whatsoever.

(c)  Registration of Company Intellectual Property.  All Company Intellectual Property that are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or in any similar office or agency anywhere in the world are currently in compliance with applicable legal requirements (including without limitation, as applicable, payment of filing, examination, and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) and are valid and enforceable.

(d)  No Infringement Action.  There are no pending or threatened claims against the Company or any of its shareholders, directors, officers, or employees alleging that any of the Company Intellectual Property or the conduct of the Company’s business infringes any intellectual property right of any third party.

(e)  No Infringement.  Neither the conduct of the Company’s business nor any Company Intellectual Property (other than any patent) infringes or conflicts with any intellectual property right of any third party and, to the knowledge of the Company, no patent of the Company infringes or conflicts with any intellectual property right of any third party.

(f)  No Notice of Infringement.  The Company has not received any written communication alleging that the Company has infringed, or by conducting its business would infringe upon, any intellectual property right of any third party or that any of the Company Intellectual Property is invalid or unenforceable.

(g)  No Employee Ownership.  No current or former employee of or consultant to the Company owns any rights in or to any of the Company Intellectual Property.

(h)  No Infringement by Others.  The Company has no knowledge of any violation or infringement by a third party of any of the Company Intellectual Property.

(i)  Trade Secrets.  The Company has taken security measures reasonable under the circumstances to protect the secrecy, confidentiality, and value of all material trade secrets used in the conduct of the Company’s business including, without limitation, requiring all employees of and consultants to the Company and all other persons with access to the Company’s trade secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Amerivon and, to the Company’s knowledge, there has not been any breach by any party to any such confidentiality agreement.

(j)  Confidential Information.  Neither the Company nor any officer, director, employee, agent, or affiliate of the Company has (i) wrongfully employed any confidential information or trade secret of any former employer or other third party, or (ii) has violated any confidential relationship such person may have had with any former employer or other third party.

4.19  Litigation.  There is no litigation, proceeding, or governmental investigation pending, threatened against, or relating to the Company or its businesses or assets, or any Subsidiary, nor is there any reasonable basis for any such action or claim (including but not limited to any claim based on alleged product liability, pollution of air, water, or land, or violation of federal or state antitrust laws or securities laws), and the Company is not a party to or subject to the provisions of any judicial decree or judgment or any order of any governmental agency.

4.20  Labor Matters.  As of the date hereof, the Company employs nineteen full-time employees and two part-time employees, and generally enjoys good employer-employee relationships.  The Company is not delinquent in payment to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for the Company or amounts required to be reimbursed to such employees.  The Company is and heretofore has been in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours.  There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company.  The Company is, and at all times the Company has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.  There are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of) the senior management or key supervisory personnel or independent contractors of the Company, nor has the Company received any written notice or written communication (including any notice or communication by electronic mail) concerning any prospective change with respect to such senior management or key supervisory personnel.  The Company has never implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated.

4.21  Permits; Compliance with Laws.  The Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications, or other rights and privileges necessary to permit it to own its properties and to conduct its business as currently conducted and as proposed to be conducted, and all such licenses and permits are valid and in full force and effect.  No such license or permit is subject to termination as a result of the execution of the Loan Documents or consummation of the transactions contemplated herein and therein.  The Company is now and has heretofore been in compliance in all material respects with all applicable statutes, ordinances, orders, rules, and regulations promulgated by any federal, state, municipal, or other governmental authority that apply to the conduct of the Company’s business.  The Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any aspect of the business, affairs, properties, or assets of the Company or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties, or assets of the Company.

4.22  Employee Benefit Programs.

(a)  Employee Benefit Programs.  The Company does not maintain or contribute to, and for the past five (5) years has not maintained or contributed to, any Employee Benefit Program other than the Employee Benefit

Programs identified and described in Section 4.22(a) of the Disclosure Schedule.  The terms and operation of each such Employee Benefit Program comply and have heretofore complied in all material respects with all applicable laws and regulations relating to each such Employee Benefit Program.  There are no material unfunded obligations of the Company under any Employee Benefit Program.  The Company is not required to make any payment or contribution to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Programs are terminable at the discretion of the Company without material liability to the Company upon or following such termination.  The Company has never maintained or contributed to any Employee Benefit Program providing or promising any health or other non-pension benefits to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of ERISA or other applicable law.  With respect to any Employee Benefit Program, to the knowledge of the Company, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or breach of any duty under ERISA or other applicable law that could result, directly or indirectly, in any material tax, penalty, or other liability to the Company.  No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Benefit Program.

(b)  Qualified Employee Benefit Programs.  Each Employee Benefit Program that has ever been maintained by the Company and that has been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code has received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such section or the time period for submitting a determination letter request and adopting retroactive amendments under Section 401(b) of the Internal Revenue Code and the corresponding regulations is open as of the date hereof, and each such Employee Benefit Plan has, in fact, been qualified under the applicable section of the Internal Revenue Code from the effective date of such Employee Benefit Program through and including the date hereof (or, if earlier, the date that all of such Employee Benefit Program’s assets were distributed).  The Company has no knowledge of any event or omission that has caused or would cause any such Employee Benefit Program to lose its qualification under the applicable section of the Internal Revenue Code, and each asset held under any such Employee Benefit Program may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability.  The Company has never maintained any Employee Benefit Program that has been subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, including, but not limited to, any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA).  Each reference to the “Company” in this Section 4.22 also refers to any other person or entity that would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “Controlled Group” as the Company for purposes of ERISA Section 302(d)(8)(C).

4.23  Insurance Coverage.  The Company has in full force and effect general commercial, general liability, product liability, workers compensation and employee’s liability, fire and casualty, and such other appropriate insurance policies and coverages as customary for similarly situated companies in the same or similar industries and as required by applicable law, all of which are set forth in Section 4.23 of the Disclosure Schedule.  There are currently no claims pending against the Company under any insurance policy currently in effect and covering the property, business, or employees of the Company, and all premiums due and payable with respect to the policies main-

tained by the Company have been paid to date. To the Company’s knowledge, there is no threatened termination of any such policies or arrangements.

4.24  No Broker.  There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its shareholders that might be entitled to any fee or commission in connection with any of the transactions contemplated by the Loan Documents.

4.25  Environmental Matters.  The Company has not generated, transported, used, handled, processed, disposed, stored, or treated any Hazardous Material on any real property owned, leased, or operated by the Company, nor has the Company spilled, released, discharged, disposed, or transported any Hazardous Material from any real property owned, leased, or operated by the Company, and to the Company’s actual knowledge with no duty to investigate no Hazardous Material is present in, on, or under any such property. The Company is and at all times has been in compliance in all material respects with all applicable environmental, health, and safety laws, rules, ordinances, bylaws, and regulations, and with all permits, registrations, and approvals required thereunder.  The Company is not aware of any fact or circumstance that could involve the Company in any litigation, or impose upon the Company any liability, arising under any applicable environmental, health, or safety law, rule, ordinance, bylaw, or regulation, or any permit, registration, or approval required thereunder.

4.26  Customers, Distributors, and Partners.  Section 4.26 of the Disclosure Schedule sets forth the name of each customer and distributor of the Company that accounted for more than five percent (5%) of the Company’s revenues for the twelve (12) months ending on the date of the Balance Sheet and the names of any person or entity with whom the Company has a material strategic partnership or similar relationship.  No such customer, distributor, or strategic partner has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.  No such customer, distributor, or strategic partner has, to the knowledge of the Company, any plan or intention to terminate, cancel, or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase, or distribution of the services or products of the Company.

4.27  Suppliers.  The Company’s relationships with its major suppliers are good commercial working relationships, and, within the last twelve (12) months, no supplier that the Company has paid or is under contract to pay Twenty Thousand Dollars ($20,000) or more has canceled, materially modified, or otherwise terminated its relationship with the Company or materially decreased its services, supplies, or materials to the Company, nor to the knowledge of the Company, does any supplier have any plan or intention to do any of the foregoing.

4.28  Warranty and Related Matters.  Section 4.28 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guarantees made by the Company on any of the products or services that the Company distributes, services, markets, sells, or produces for itself, a customer, or any other person or entity.  There are no material existing or, to the knowledge of the Company threatened, claims against the Company relating to any work performed by the Company, product liability, warranty, or other similar claims against the Company alleging that any product or service of the Company is defective or fails to meet any product or service warranty.  There are no known inherent design defects or systemic or chronic problems in any product or service of the Company, and there are no material liabilities for warranty or other claims or returns with respect to any product or service of the Company relating to any such defects or problems.

4.29  Illegal Payments.  Neither the Company nor, to the Company’s knowledge, any person or entity associated with the Company, has ever offered, made, or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts, or gratuities, to any person or entity, including any United States or foreign national, state, or local government officials, employees, or agents or candidates therefor.

4.30  Solvency.  The Company has never (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension, or composition to its creditors generally.

4.31  Government Contracts.  The Company has (i) no contractual obligation to renegotiate government, quasi-government, sovereign, or quasi-sovereign contract or subcontract, (ii) not been suspended or debarred from bidding on contracts or subcontracts with any United States or foreign national, state, or local agency or governmental or sovereign authority, (iii) not been audited or investigated by any such agency or authority with respect to contracts entered into or goods and services provided by the Company, or (iv) not had a contract terminated by any such agency or authority for default or failure to perform in accordance with applicable standards.  The Company has never had any agreement, contract, or commitment that requires it to obtain or maintain a United States government security clearance or a foreign government security clearance.  All government contracts of the Company are fully funded, none have been cancelled and none are subject to cancellation prior to the expiration thereof.

4.32  Directors and Officers.  No officer or director of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent, or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer, (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude, (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company, (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities, or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated, or (v) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of Regulation S-K of the Securities and Exchange Commission.

4.33  Private Sale of Securities.  The Company has not, either directly or through any agent, offered any security to, solicited any offer to acquire any security from, or otherwise approached, negotiated, or communicated in respect of any security with any person in such a manner as to require that the offer or sale of such security (including the Securities) be registered or qualified pursuant to the provisions of the federal or any applicable state securities laws and the rules and regulations thereunder, and neither the Company nor any person or entity acting on its behalf will take any action prior to the Closing that would cause any such registration or qualification to be required (including any offer, issuance, or sale of any security of the Company under circumstances that might require integration of such security with the Securities under the provisions of the federal or any applicable state securities laws and the rules and regulations thereunder) or that might subject the offer, issuance, or sale of the Securities to the registration or qualification provisions of the federal or any applicable state securities laws and the rules and regulations thereunder.

4.34  Disclosure.  The representations and warranties of the Company made or contained in the Loan Documents, the Disclosure Schedule, the exhibits hereto, the certificates and documents executed or delivered in connection herewith, are true and correct, and do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties, or other material not misleading.  To the knowledge of the Company there is no material fact directly relating to the assets, liabilities, business, operations, condition (financial or other), or prospects of the Company (including any competitive developments) that materially and adversely affects the same, except as set forth in this Agreement or the Disclosure Schedule.

5.  REPRESENTATIONS AND WARRANTIES OF AMERIVON.  Amerivon hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

5.1  Organization and Good Standing.  Amerivon is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, with the power to own its properties and carry on its businesses as they are now being conducted.  Amerivon has the requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

5.2  Authorization.  The execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated herein have been duly and validly authorized by all necessary action on the part of Amerivon.  This Agreement has been duly and validly executed and delivered by Amerivon, and constitute the legal, valid, and binding obligations of Amerivon, enforceable against Amerivon in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and other laws affecting the enforcement of creditors’ rights generally.

5.3  No Violation.  The execution and delivery of this Agreement does not and the performance of this Agreement and the consummation of the transactions contemplated herein will not conflict with, violate, or cause a breach of or default under (or an event which with notice and/or lapse of time would become a default) the provisions of Amerivon’s Articles of Organization or Operating Agreement.

5.4  Securities Laws.  Amerivon is an “accredited investor,” as such term is defined in Rule 501(a) promulgated under the Securities Act.  Amerivon is purchasing the Securities for investment only and not with a view to, or any present intention of, effecting a distribution of the Securities other than as allowed under the Securities Laws.  Amerivon acknowledges that the sale of the Securities has not been registered under the Securities Laws and cannot be disposed of except pursuant to an effective registration statement under the Securities Laws or an exemption from the registration requirements available under the Securities Laws.

5.5  Short Sales and Confidentiality Prior to the Date Hereof.  Other than in connection with the transactions contemplated herein, including but not limited to the offer and sale of participation interests in the Securities, Amerivon has not directly or indirectly executed any transaction, including Short Sales, in the securities of the Company during the period commencing from the time that the parties signed the Reliable Retail Results Proposal on March 17, 2008, through the date hereof.  Amerivon has maintained the confidentiality of all disclosures of confidential information made to it in connection with this transaction, with allowance for disclosure to its professional advisors and potential purchasers of participation interests in the Securities.

6.  PRE-CLOSING COVENANTS.  The Company hereby covenants and agrees that between the date hereof and the Closing Date:

6.1  Business in the Ordinary Course.  The Company shall operate its business in the ordinary course consistent with past practice.

6.2  Conditions Precedent.  The Company shall use its best efforts to fulfill all of the conditions set forth in Section 7.1.

7.  CLOSING CONDITIONS.

7.1  Closing Conditions of Amerivon.  The obligations of Amerivon under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

(a)  Representations and Warranties True.  The representations and warranties of the Company set forth in Section 4, including the exceptions and limitations set forth in the Disclosure Schedule, and in any certificate delivered pursuant hereto or in connection herewith shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof and at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters as of a particular date, which shall be true and correct as of such date);

(b)  Covenants Performed.  The Company shall have performed all covenants required by this Agreement to be performed by it on or before the Closing Date;

(c)  No Material Adverse Changes.  There shall not have been any event, action, omission, or other development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the Company or its business, results of operations, assets, or financial condition since September 30, 2007 other than as set forth in Section 4.11 of the Disclosure Schedule;

(d)  No Default.  The Company shall not have any unwaived, unexcused default in any contract or agreement referred to in Section 4.17 of the Disclosure Schedule;

(e)  No Litigation.  There is no litigation, proceeding, or investigation of the type described in Section 4.19 pending or threatened against the Company or its properties or businesses or any Subsidiary, other than as set forth in Section 4.19 of the Disclosure Schedule on the date hereof;

(f)  Broker Agreement.  The Company shall have entered into an agreement with its broker, Aegis Capital Corp., regarding commissions and compensation payable to such broker as a result of the Closing and the closing of the Preferred Stock Financing on terms and conditions agreeable to Amerivon;

(g)  Financing.  Amerivon shall have received the proceeds of financing in an amount equal to the purchase price of the Note;

(h)  Certificate of Designation.  The Colorado Secretary of State shall have accepted and filed the Articles of Amendment containing the Certificate of Designation; and

(i)  Delivery.  The Company shall have delivered to Amerivon all of the items required to be delivered pursuant Section 2.2.

7.2  Closing Conditions of the Company.  The obligations of the Company under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

(a)  Representations and Warranties True.  The representations and warranties of Amerivon set forth in Section 5 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of such date; and

(b)  Purchase Price.  The Company shall have received the purchase price for the Securities.

7.3  Termination.  In the event that the Company has not fulfilled all of the conditions set forth in Section 7.1 within ten (10) days after the date set forth in Section 2.4, Amerivon may terminate this Agreement on written notice to the Company.  Amerivon may, in its sole discretion, delay terminating this Agreement to give the Company additional time to satisfy the closing conditions, but any such delay shall not detract from the right of Amerivon to subsequently terminate this Agreement if the Company has not fulfilled all of the conditions by the date of termination.  In the event of such termination, (i) the Company shall reimburse Amerivon for its reasonable out-of-pocket fees and expenses (including legal, due diligence, accounting, and investment banking fees and expenses) incurred in connection with the purchase of the Securities, in an amount not to exceed Fifty Thousand Dollars ($50,000); Amerivon shall submit a written statement of such out-of-pocket fees and expenses to the Company and the Company shall promptly reimburse Amerivon for such fees and expenses, and (ii) the provisions of this Section 7.3 and Section 12 shall survive such termination.

8.  POST-CLOSING COVENANTS OF THE COMPANY.  The Company hereby covenants and agrees that after the Closing Date (and the Company acknowledges each of the covenants to be reasonable and agrees that any violation of the following provisions shall be a material breach of this Agreement and shall constitute an Event of Default) as long as any obligation of the Note remains unpaid, that:

8.1  Preservation of Existence.  The Company and each Subsidiary shall maintain and preserve its corporate or limited liability company existence and all rights and privileges now enjoyed and shall not change the jurisdiction of its incorporation or organization.

8.2  Transfer of Assets.  Neither the Company nor any Subsidiary shall transfer or otherwise dispose of any of its assets with a value greater than Twenty Thousand Dollars ($20,000) to any third party without Amerivon’s prior written consent, except for (i) sales or other transfers in the ordinary course of business consistent with past practice, (ii) payments to Amerivon under the Loan Documents, and (iii) required payments on existing liabilities or indebtedness disclosed in the Balance Sheet or set forth in Section 4.10 of the Disclosure Statement.  Neither the Company nor  any Subsidiary shall change the location of any of the Collateral without Amerivon’s prior written consent.  The Company and the Subsidiaries may transfer assets among them, but shall not transfer any assets to any other subsidiary.

8.3  No Cash Payments or Other Transfers To Shareholders.  The Company shall not by any means whatsoever disburse any funds or transfer assets to its shareholders, in their capacity as such, including, but not limited to, dividends or other distributions of any kind or nature, except for payments that constitute salary, wages, bonuses, commissions, and benefits in the nature of compensation for services actually rendered to the Company, which annual compensation for Gordon E. Beckstead and Victor J. Yosha shall not exceed Sixty Thousand Dollars ($60,000) and One Hundred Thousand Dollars ($100,000), respectively, and the repayment of advances to the Company by Mr. Beckstead, Mr. Yosha, and R.J. Wittenbrink in an aggregate amount not to exceed Three Hundred Forty-Five Thousand Dollars ($345,000) by the issuance of shares of Common Stock as set forth in Schedule 3.2.

8.4  Additional Indebtedness.  Neither the Company nor any Subsidiary shall, without Amerivon’s prior written consent, after the date hereof, create, incur, or assume, directly or indirectly, any liability or indebtedness (including, without limitation, guaranties) other than (i) indebtedness owed or to be owed to Amerivon, (ii) indebtedness to trade creditors incurred in the ordinary course of business consistent with past practice, (iii) taxes incurred in the ordinary course of business consistent with past practice, (iv) a line of credit or similar commercial loan from a commercial bank or licensed commercial lending institution secured by a Lien on substantially all of the Company’s assets in an amount not to exceed Ten Million Dollars ($10,000,000) provided such lender allows the Company and the Subsidiaries to pay the principal and accrued interest on the Note, or (v) equipment financing, whether purchase money loan or lease, secured only by a Lien on the equipment being acquired in aggregate amounts that do not exceed Five Hundred Thousand Dollars ($500,000).

8.5  Loans.  Neither the Company nor any Subsidiary shall make any loan or advance or extend credit to any third person, including, but not limited to, directors, officers, share-

holders, partners, employees, subsidiaries that are not Subsidiaries, or affiliated entities, except for credit extended in the ordinary course consistent with past practice.

8.6  Liens and Encumbrances.  Neither the Company nor any Subsidiary shall create, assume, or permit to exist any Lien affecting any of the properties or assets of the Company or any Subsidiary, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties or assets, except for (i) Liens in favor of Amerivon, (ii) the existing Liens in favor of Wells Fargo Bank, N.A., and Wells Fargo Equipment Finances, Inc., and (iii) the existing Liens in favor of Gordon E. Beckstead and Victor J. Yosha; provided that the Company may permit Liens in connection with any additional indebtedness permitted by Amerivon pursuant to Section 8.4(i), (iv), and (v).

8.7  Access to Books and Inspection.  The Company shall instruct its employees, accountants, and other professionals to fully cooperate in giving Amerivon any information required under this Agreement and the other Loan Documents and shall, upon reasonable notice by Amerivon, permit (i) any representative of Amerivon to have access and permission during normal business hours to examine, copy or make extracts of any and all books, records, and documents in the possession of any of them relating to the financial affairs of any of them, and (ii) any representative of Amerivon to inspect and have access to the Collateral upon reasonable notice.

8.8  Accountant-Generated Information.  The Company shall instruct its auditors to discuss its financial condition and financial statements with Amerivon at Amerivon’s request.  Such auditors are further instructed to deliver to Amerivon concurrent with their delivery to the Company a copy of any “Management Letter” or other communication relating to the Company’s financial condition or its books and records thereof.  The instructions in this Section 8.8 may not be modified or revoked without first obtaining Amerivon’s written consent.

8.9  Insurance.  The Company and the Subsidiaries shall maintain insurance in such amounts and covering such risks as is usually and customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company, and its subsidiaries, if any, operate, respectively, and maintain such other insurance and coverages as may be required by Amerivon.

8.10  Change in Nature of Business.  Neither the Company nor any Subsidiary shall make any material change in its financial structure or in the nature of its business as existing or conducted as of the date hereof.

8.11  Notices.  The Company shall give prompt written notice to Amerivon of any Event of Default or litigation, arbitration, investigation, or administrative proceedings to which the Company or any Subsidiary is a party.  Neither the Company nor any Subsidiary shall modify its current name without first giving Amerivon thirty (30) days prior written notice thereof and of the new name.

8.12  Reporting Covenants.  The Company shall deliver to Amerivon:

(a)  Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each of the Company’s fiscal year, a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of operation, cash flows, and changes in shareholders’ equity for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, as audited by the Company’s auditors, together with their report thereon, which report shall not contain any qualification as to the scope or results of the audit or as to the ability of the Company to continue as a going business, and a copy of the “Management Letter”;

(b)  Monthly Financial Statements.  As soon as available and in any event within thirty (30) days after the end of each month, including the last month of the fiscal year, a consolidated balance sheet of the Company as at the end of such month and the related consolidated statements of operations, cash flows, and changes shareholders’ equity for such month and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the fiscal year for both the previous fiscal year and the budget for the current fiscal year, all in reasonable detail and certified by the Company’s chief financial officer that such financial statements fairly present in all material respects the consolidated financial condition of the Company as at the end of such month and the consolidated results of operations and cash flows of the Company for such month and such portion of its fiscal year then ended, all in accordance with generally accepted accounting principles consistently applied;

(c)  No Event of Default.  Together with the financial statements required pursuant to Sections 8.12(a) and (b), a certificate of the chief executive officer or chief financial officer of the Company to the effect that there exists no Event of Default under this Agreement or, if so, specifying the nature thereof and the proposed response thereto;

(d)  Annual Budget.  As soon as available and in any event within thirty (30) days after the beginning of each of the Company’s fiscal year, a budget for such fiscal year as approved by the Company’s Board of Directors;

(e)  Notice of and Event of Default.  Promptly after any officer of the Company has notice or knowledge of the occurrence of any Event of Default, a certificate of the Company’s chief executive officer or chief financial officer specifying the nature thereof and the proposed response thereto; and

(f)  Other Financial Information.  With reasonable promptness, such other information regarding the Company and its financial condition, assets, and operations as Amerivon may reasonably request from time to time.

8.13  Maintenance of Company Intellectual Property.  The Company shall maintain all Company Intellectual Property necessary for the operation of its business as presently conducted, free from burdensome restrictions.

8.14  Performance of Loan Documents.  The Company and each Subsidiary shall perform and observe all material covenants, terms and conditions required to be performed or observed by each of them pursuant to the terms of the Loan Documents.

8.15  After-Acquired Real Property.  If the Company or any Subsidiary shall purchase or otherwise acquire title to any real property, buildings, fixtures, or other fixed assets, or any ownership interest in any of the foregoing, the Company or Subsidiary shall, at its expense and at the request of Amerivon, execute and deliver to Amerivon a deed or trust or security agreement and related instruments and documents conveying to Amerivon a Lien thereon to secure the Note, subject only to such prior Liens(s) as Amerivon shall have approved in writing, with such deed of trust or security agreement and related instruments and documents to be in form and substance satisfactory to Amerivon.

8.16  Consulting and Services Agreements.  The Company shall not terminate or commit a breach or default under the Consulting Agreement or the Services Agreement.

9.  POST-CLOSING COVENANTS OF AMERIVON.  Amerivon hereby covenants and agrees that after the Closing Date (and Amerivon acknowledges each of the covenants to be reasonable and agrees that any violation of the following provisions shall be a material breach of this Agreement) that:

9.1  Short Sales and Confidentiality After the Closing Date.  Amerivon shall not directly or indirectly execute any Short Sale until one (1) year after the Closing Date.  Amerivon shall maintain the confidentiality of all disclosures of confidential information made to it in connection with this transaction until three (3) years after the Closing Date, with allowance for disclosure to professional advisors, holders of participation interests in the Securities, and third parties who may provide financing to Amerivon.

9.2  Lock-Up.  Without the prior written consent of the Company, Amerivon will not, so long as any portion of the obligation covered by the Note remains outstanding, or until the conversion of the outstanding balance of the Note into Common Stock according to its terms if earlier: (1) offer, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Stock Equivalents, or (2) enter into any swap, option, future, forward, or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock Equivalents, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash, or otherwise.  Notwithstanding the foregoing, Amerivon may (i) offer and sell participation interests in the Securities, (ii) transfer Common Stock Equivalents to an affiliate or a holder of participation interests in the Securities, provided that the Common Stock Equivalents remain subject to the restrictions of this Section 9.2, (iii) pledge the Common Stock Equivalents, provided that such pledge is in connection with a pledge of other assets of Amerivon, or (iv) sell Common Stock Equivalents pursuant to an effective registration statement under the Securities Act.

10.  INDEMNIFICATION.

10.1  Survival of Representations and Warranties.  Notwithstanding any right of Amerivon to fully investigate the Company’s operations, assets, and financial condition, and notwithstanding any knowledge of facts determined or determinable by Amerivon pursuant to such investigation or right of investigation, Amerivon has the right to rely fully upon the representations, warranties, covenants, and agreements of Company contained in this Agreement, the Disclosure Schedule, the schedules hereto, any Loan Document, or any document or instrument delivered in connection with this Agreement or the transactions contemplated herein or therein.  All such representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein until the second (2nd) anniversary of the Closing Date; provided, however, that (i) any written claim for breach of a representation or warranty made prior to such expiration date and delivered to the Company shall survive thereafter and, as to any such claim, such applicable expiration shall not effect Amerivon’s rights to indemnification, (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.10, 4.18, and 4.24, or with respect to fraud or intentional misrepresentation by the Company, shall survive in perpetuity, (iii) the representations and warranties set forth in Sections 4.9, 4.22, and 4.25 shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (iv) all representations and warranties relating to any matter regarding title to or any Lien on the assets or properties of the Company or any Subsidiary shall survive until the fifth (5th) anniversary of the Closing Date.

10.2  Indemnification by the Company.  The Company shall indemnify, save, defend, and hold Amerivon and its managers, officers, members, employees, agents, and control persons within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, Liens, assessments, judgments, taxes, fines, penalties, interest, and costs and expenses (including court costs, accountants’ fees, and attorneys’ fees), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense, or settlement of the foregoing and indirect and consequential damages) arising out of or in connection with (i) any breach of or inaccuracy, or any breach or inaccuracy alleged by a third party, in any representation or warranty made by the Company in this Agreement, the Disclosure Schedule, any Loan Document, or any agreement, document, or instrument executed and delivered in connection herewith or therewith (which representations and warranties, for purposes of determining whether a breach has occurred under this Section 10.2, shall be construed without giving effect to any qualification or exception contained therein for materiality, material adverse effect, or any words or phrases to similar effect), or (ii) any breach of covenant or agreement made or to be performed by the Company under this Agreement or any other Loan Document.

10.3  Indemnification by Amerivon.  Amerivon shall indemnify, save, defend, and hold the Company harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, Liens, assessments, judgments, taxes, fines, penalties, interest, and costs and expenses (including court costs, accountants’ fees, and attorneys’ fees), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense, or settlement of the foregoing and indirect and consequential damages) arising out of or in connection with any breach of or inaccuracy, or any breach or inaccuracy alleged by a third party, in any representation or warranty made by Amerivon in Section 5.

10.4  Notice.  Within a reasonable time after the receipt by an Indemnified Party of any notice of a claim or the commencement of any action, suit, or proceeding, the Indemnified Party shall give the Indemnifying Party written notice of such claim or the commencement of such action, suit, or proceeding.  The written notice shall include the nature, amount, and cause of any claim for indemnification in reasonable detail.  The failure to give such notice shall not affect the Indemnified Party’s right to seek indemnification from the Indemnifying Party, except to the extent that the Indemnifying Party can demonstrate actual prejudice as a result of such failure.

10.5  Claim Not Involving a Third Party.  Upon receipt of a notice of a claim from an Indemnified Party not involving a third party, the Indemnifying Party shall promptly pay the amount of the claim to the Indemnified Party.

10.6  Claim Involving a Third Party.  Upon receipt of a notice of a claim or the commencement of any action, suit, or proceeding involving a third party, the Indemnifying Party shall promptly reimburse the Indemnified Party for the losses and defense costs suffered or incurred by the Indemnified Party, whether by judgment, order, award, settlement, compromise, or otherwise, including but not limited to all expenses.  Amerivon shall have the exclusive election to settle, compromise, or defend by its own counsel any claim at its expense if it is the Indemnifying Party or at the Company’s expense if it is an Indemnified Party; provided that if Amerivon is the Indemnified Party, it may not settle or compromise any claim without the Indemnifying Party’s prior written consent, which consent may not be unreasonably withheld or delayed; provided further that if Amerivon is the Indemnified Party, it may settle or compromise any claim without the Indemnifying Party’s prior written consent if the Indemnifying Party fails or refuses to provide or pay for a defense.  The Indemnified Party may elect to be represented by its own legal counsel at its own expense.  The Company shall use its best efforts to assist Amerivon in the defense of the claim and shall make available all information and assistance that Amerivon may reasonably request in connection with such defense.

11.  EVENTS OF DEFAULT.

11.1  Events of Default.  The occurrence of any of the following shall constitute an Event of Default under this Agreement and a default under all of the other Loan Documents:

(a)  Failure to Pay.  The Company and the Subsidiaries fail to make any principal or interest payment to Amerivon under the Note, or fail to pay any other monetary amount under any of the other Loan Documents when due subject to any applicable cure or grace period provided in such other Loan Document;

(b)  Breach of Covenant.  The Company breaches any of the post-closing covenants set forth in Section 8, and such breach is not cured within thirty (30) days after written notice thereof from Amerivon, provided that no breach of the change of jurisdiction of the Company’s or any Subsidiary’s incorporation or organization in Section 8.1 may be cured, and provided further that no cure is allowed under this Section 11.1(b) for a breach of Section 8.14 if the Loan Document that is breached provides for a cure or grace period;

(c)  Uncured Breach.  The Company or any Subsidiary fails to perform or observe any term, covenant, or agreement contained in this Agreement or the other Loan Documents, which failure or breach is not otherwise described in this Section 11.1 as an Event of Default, which is not cured (to the extent such failure or breach is curable) within thirty (30) days after written notice thereof from Amerivon;

(d)  Representation Untrue.  Any representation, warranty, or statement made or deemed made by the Company in this Agreement, in any Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

(e)  Voluntary Bankruptcy.  The Company or any Subsidiary files or consents to any voluntary or involuntary petition for bankruptcy, insolvency, reorganization, liquidation, or other similar form of debtor relief, petitions for or consents to the appointment of a receiver, trustee, or liquidator for all or a substantial portion of its assets, or makes a general assignment for the benefit of creditors;

(f)  Involuntary Bankruptcy.  The Company or any Subsidiary is the subject of any involuntary petition for bankruptcy, insolvency, reorganization, liquidation, or other similar form of debtor relief, or has a receiver, trustee, or liquidator appointed on its behalf for all or a substantial portion of its assets, unless such petition or appointment is set aside, withdrawn, or ceases to be in effect within sixty (60) days from the date of any such petition or appointment;

(g)  Dissolution.  The Company or any Subsidiary elects to dissolve, dissolves, or is the subject of any order, judgment, or decree of any court or governmental authority dissolving or ending the existence of the Company;

(h)  Suspension of Business.  The Company or any Subsidiary voluntarily suspends the transaction of business or allows to be suspended, terminated, revoked, or expired any permit, license, or approval of any governmental body necessary to conduct the business of the Company or any Subsidiary as currently being conducted;

(i)  Material Adverse Change.  There has been a material adverse change in the Company or its business, results of operations, assets, or financial condition since the date hereof;

(j)  Material Impairment.  There is a material impairment of the prospect of repayment of any portion of the amounts owing to Amerivon pursuant to the Note or otherwise, or a material impairment of the value or priority of the security interests in the Collateral;

(k)  Destruction or Damage to the Collateral.  There is the destruction of or damage to a material portion of the Collateral;

(l)  Attachment.  Any writ of execution, attachment, or judgment lien shall be issued against any property of the Company or any Subsidiary and shall not be discharged, bonded against, or released within thirty (30) days after the issuance or attachment of such writ or lien;

(m)  Judgment.  A judgment or other claim becomes a Lien upon any material portion of the assets of the Company or any Subsidiary which Lien has not been removed, discharged, or bonded against within five (5) business days of its attachment;

(n)  Default of Material Agreement.  The Company or any Subsidiary is in default under any other material agreement to which the Company or Subsidiary is a party, and the other party to such material agreement has the right, whether or not exercised, to accelerate the maturity of the obligations or indebtedness of the Company or Subsidiary thereunder, which default has not been cured within five (5) business days of its occurrence; provided, however, that such cure period shall not apply to any default after the other party has accelerated the obligations or indebtedness of the Company or Subsidiary thereunder;

(o)  Material Misrepresentation.  There is a material misstatement or misrepresentation now or hereafter in any warranty, representation, statement, or report made to Amerivon by the Company or any of its officers, directors, employees, or agents, or if the Company or any of its officers, directors, employees, or agents withdraws any such warranty, representation, statement, or report; or

(p)  Loan Documents.  The Company or any Subsidiary shall (i) revoke any Loan Document, (ii) contest in any manner that any Loan Document constitutes the valid and enforceable agreement of the Company or Subsidiary, or (iii) assert in any manner that it has no further obligation or liability under any Loan Document.  Any Loan Documents shall cease to be in full force and effect.  The protection or security afforded Amerivon in any substantial portion of the Collateral is materially impaired for any reason.  The Security Agreement or any other Loan Document shall cease to give Amerivon the rights, powers, and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral), in favor of Amerivon, superior to and prior to the rights of all third parties and subject to no other Liens in favor of any third party, except as may be permitted herein.

12.  GENERAL PROVISIONS.

12.1  Amendment.  All amendments or modifications of this Agreement shall be in writing and shall be signed by each of the parties hereto.

12.2  Waiver.  Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party being charged with the waiver.  No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

12.3  Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier or by certified mail, return receipt requested.  Notices delivered personally or sent by overnight courier shall be effective on the date received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective three (3) business days after deposit into the mails.  Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to Amerivon:                                                                Mr. Tod M. Turley
Chief Executive Officer
Amerivon Holdings LLC
800 Southwood Boulevard
Suite 212
Incline Village, Nevada  89451-7475

With a courtesy copy to:                                                Charles E. McKee, Esq.
Nevers, Palazzo, Maddux & Packard, plc
31248 Oak Crest Drive.
Suite 100
Westlake Village, California  91361-5671

If to the Company:                                                          Mr. Victor J. Yosha
Chief Executive Officer
V2K International, Inc.
13949 West Colfax Avenue
Suite 250
Lakewood, Colorado  80401-3250

With a courtesy copy to:                                                Fay M. Matsukage, Esq.
Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street
Suite 300
Denver, Colorado  80203-4404

12.4  Successors and Assigns.  This Agreement and each of its provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.  Notwithstanding the immediately preceding sentence, the Company may not assign any of its rights or obligations hereunder without the prior written consent of Amerivon, which consent Amerivon may withhold in its sole and absolute discretion.

12.5  Law Governing.  This Agreement has been negotiated, executed, and delivered and shall be performed in the State of Nevada and shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard for its conflict of laws rules.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada and the United States District Court situated in the State of Nevada for the purposes of construing and enforcing this Agreement.

12.6  Attorneys’ Fees.  Should a lawsuit or arbitration be commenced to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees in addition to any other recovery to which such party may be entitled.

12.7  Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

12.8  Severability of Provisions.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.9  Integration.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes all pre-

vious communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof, all of which are merged herein.

12.10  Expenses.  Except as otherwise set forth herein, each party shall bear all of its own expenses incurred in negotiating and performing this Agreement.

12.11  No Third Party Beneficiaries.  Other than as expressly provided herein, the terms of this Agreement are intended to benefit the parties hereto only, and no benefit, right, or cause of action shall be created in favor of any shareholder or creditor of a party hereto or in favor of any third party.

12.12  Further Assurances.  Upon the request of Amerivon at any time or from time to time, the Company shall promptly execute and deliver to Amerivon any and all additional documents and instruments and shall promptly perform any and all acts as may be reasonably necessary to more fully carry out the provisions of this Agreement, the Loan Documents, and the agreements, documents, and instruments executed and delivered in connection herewith or therewith.

12.13  Relationship Between the Company and Amerivon.  The Company and Amerivon intend and agree that the relationship created under the Loan Documents shall be solely that of debtor and creditor and corporation and minority shareholder.  Nothing contained in the Loan Documents shall ever be construed as creating a joint venture, partnership, tenancy-in-common, joint tenancy, or co-ownership relationship between the Company and Amerivon, or as creating for Amerivon any interest in the Company or its assets other than the liens and security interests as provided in the Loan Documents securing the Note and interest as a minority shareholder.  The Company agrees that Amerivon shall not be responsible or liable for any of the debts, losses, obligations, or duties of the Company.  Consistent with the provisions of this Agreement and the other Loan Documents, the Company shall at all times be free to determine and to follow its own policies and practices in the conduct of its business.  Notwithstanding anything to the contrary in any of the Loan Documents, Amerivon shall have (i) no obligation to make future loan, advance, or financing to or investment in the Company, and (ii) no liability whatsoever to the Company or any other party if Amerivon does not make any loan, advance, or financing to or investment in the Company.

12.14  Arbitration.  If any dispute arises concerning the interpretation, validity, or performance of this Agreement or any of the other Loan Documents (excluding the Note and the Security Agreement) or any of their respective terms and provisions, including but not limited to the issue of whether or not a dispute is arbitrable, (i) if the amount claimed by a party is equal to or less than the jurisdictional limit of the Nevada Small Claims Court, then the parties shall resolve such matter in the Nevada Small Claims Court, or (ii) if the amount claimed by the party exceeds the jurisdictional limit of the Nevada Small Claims Court, then the parties shall submit such dispute for binding determination before a retired judge selected from J.A.M.S., Inc. or any similar organization mutually acceptable to the parties.  The parties shall mutually agree on one arbitrator from the list provided by the arbitrating organization; provided that if the parties cannot agree, then each party shall select one arbitrator from the list, and the two arbitrators so selected shall agree upon a third arbitrator chosen from the same list, which third arbitrator shall determine the dispute.  The arbitration shall take place in Nevada (or if the arbitrating organization does not have an office in Nevada, then at the office of the arbitrating organization nearest to Amerivon’s address set forth in Section 12.3) and shall be conducted in accordance with the then prevailing rules of the arbitrating organization, except as set forth in this Section 12.14.  The parties shall have all rights for depositions and discovery as provided to litigants by Nevada law.  The arbitrator shall apply Nevada substantive, procedural, and evidence law to the proceeding.  The arbitrator shall have the power to grant all legal and equitable remedies including provisional remedies and award compensatory damages provided by Nevada law, but the arbitrator may not order relief in excess of what a court could order.  The arbitrator shall not have authority to award punitive or exemplary damages.  The arbitrator shall not have the power to commit errors of law or legal reasoning or to make findings of fact except upon sufficiency of the evidence and any award may be vacated or corrected for any such error.  The arbitrator shall prepare and provide the parties with a written award including factual findings and the legal reasoning upon which the award is based.  The arbitrator shall award costs and attorneys’ fees in accordance with the terms of this Agreement.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  The parties understand that by agreement to binding arbitration they are giving up the rights they may otherwise have to a trial by a court or a jury and all rights of appeal, and to an award of punitive or exemplary damages.  Pending resolution of any arbitration proceeding and selection of an arbitrator, either party may apply to any court of competent jurisdiction for any provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction but excluding any dispute relating to discovery matters, and for enforcement of any such order.  The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the within agreement to submit a dispute to binding arbitration.  If any dispute arises concerning this Agreement or any other Loan Document (other than the Note and the Security Agreement) and the Note or the Security Agreement, then the dispute shall be bifurcated, such that the right to arbitration under this Agreement and the other Loan Documents other than the Note and the Security Agreement shall be preserved, and the right to judicial resolution under the Note and the Security Agreement shall be preserved.

12.15  Construction.  The headings in the sections of this Agreement are for convenience only and shall not constitute a part hereof.  All references to numbered sections contained herein refer to the sections and subsections of this Agreement unless otherwise expressly stated.  Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely.  The words “include,” “includes,” and “including” are to be read as if they were followed by the phrase “without limitation.”  The terms and all parts of this Agreement shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

[signatures on the next page]

IN WITNESS WHEREOF, the parties have duly execute and delivered this Agreement as of the date first set forth above.

Amerivon Investments LLC                                                                V2K International, Inc.

By:    /s/ Tod M. Turley                                                                       By:  /s/ Victor J. Yosha
Tod M. Turley                                                                                     Victor J. Yosha
Chief Executive Officer                                                                     Chief Executive Officer

      By: /s/ R. J. Wittenbrink
                                                                                                                          R.J. Wittenbrink
                                                                                                                          Secretary

SCHEDULES AND EXHIBITS

Schedules

Disclosure Schedule
3.2           Shares Exempt from Lock Up

Exhibits

A.           Secured Bridge Note
B.           Security Agreement
C.           Registration Rights Agreement
D.           Consulting Agreement
E.           Services Agreement
F.           Form of Legal Opinion
G.           Certificate of Designation of the Rights, Preferences, and Privileges of the Series APreferred Stock and Series B Preferred Stock

SCHEDULE 3.2

SHARES EXEMPT FROM LOCK-UP

The following shares of Common Stock, held by the owners as indicated, will be exempt from the restrictions under the lock-up agreement:

1.           Shares of Common Stock issued to the following persons as payment for advances made by such persons to the Company as indicated:

January 28, 2008                                                          Gordon E. Beckstead                                              $50,000
January 28, 2008                                                          R.J. Wittenbrink                                                      $50,000
January 28, 2008                                                          Victor J. Yosha                                                        $50,000
February 7, 2008                                                          Gordon E. Beckstead                                              $15,000
February 7, 2008                                                          Victor J. Yosha                                                        $15,000
February 12, 2008                                                        Gordon E. Beckstead                                              $15,000
April 30, 2008                                                              Gordon E. Beckstead                                              $25,000
April 30, 2008                                                              Victor J. Yosha                                                        $25,000
May 27, 2008                                                               Gordon E. Beckstead                                              $50,000
May 30, 2008                                                               Victor J. Yosha                                                        $50,000

2.           Shares of Common Stock included in the Company’s Prospectus dated July 11, 2007, including the following:

Gordon E. Beckstead                                                   500,000 shares
Thomas R. Grimm                                                        250,000 shares
Jerry A. Kukuchka                                                          50,000 shares
Douglas Miller                                                               25,000 shares
Samuel Smith                                                                 25,000 shares
R.J. Wittenbrink                                                           250,000 shares
Victor J. Yosha                                                             250,000 shares